Exhibit 99.4

Jazz Pharmaceuticals Plc

Unaudited pro forma condensed combined financial statements as of and for the three months ended March 31, 2021 and for the year ended December 31, 2020

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On February 3, 2021, Jazz Pharmaceuticals Public Limited Company, or Jazz, entered into a Transaction Agreement, or the Transaction Agreement, with GW Pharmaceuticals plc, or GW, and Jazz Pharmaceuticals UK Holdings Limited, an indirect wholly owned subsidiary of Jazz, or Bidco, pursuant to which Bidco (and/or, at Bidco’s election, Bidco’s nominee(s)) acquired the entire issued share capital of GW, or the Acquisition, on May 5, 2021, or the Closing Date, pursuant to a scheme of arrangement, or the Scheme under Part 26 of the United Kingdom Companies Act 2006. The aggregate consideration for the Acquisition was $7.2 billion.

On April 29, 2021, Jazz Securities Designated Activity Company, a direct wholly owned subsidiary of Jazz, closed an offering of $1.5 billion in aggregate principal amount of 4.375% senior secured notes, due 2029, or the Notes. Jazz used the proceeds from the Notes to fund, in part, the cash consideration payable in connection with the Acquisition.

On the Closing Date, Jazz, Jazz Financing Lux S.à.r.l., or Jazz Lux, and certain other subsidiaries of Jazz, as borrowers, entered into a Credit Agreement, or the Credit Agreement, with the lenders and issuing banks from time to time party thereto, Bank of America, N.A., as Administrative Agent and U.S. Bank National Association, as Collateral Trustee.

The Credit Agreement provides for (i) a seven-year $3.1 billion term loan B facility, which was drawn by Jazz Lux on the Closing Date in U.S. dollars, or the Dollar Term Loan, (ii) a seven-year €625 million ($750 million equivalent) term loan B facility, which was drawn by Jazz Lux on the Closing Date in Euros, or the Euro Term Loan and, together with the Dollar Term Loan, collectively known as the Term Loan and (iii) a five-year $500 million revolving credit facility, or the Revolving Credit Facility, which is available to be drawn by any borrower in U.S. dollars. As of the Closing Date, the Revolving Credit Facility was undrawn.

Jazz used the proceeds from the Term Loan (i) to repay loans under that certain credit agreement, dated as of June 18, 2015 (as amended) among Jazz and certain other subsidiaries of Jazz as borrowers, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent, or the Existing Credit Agreement, (ii) to fund, in part, the cash consideration payable in connection with the Acquisition and (iii) to pay related fees and expenses. The Borrowers expect to use future loans under the Revolving Credit Facility, if any, for general corporate purposes, including potential business development activities. Upon the repayment in full of loans under the Existing Credit Agreement, the Existing Credit Agreement was terminated and all guarantees and liens thereunder were released.

The following unaudited pro forma condensed combined financial information and related notes, or the Pro Forma Financial Information, are based on the historical consolidated financial statements of Jazz and GW. The Pro Forma Financial Information has been prepared to illustrate the effects of the Acquisition, including the financing arrangements effected to partially fund the Acquisition, as if it had occurred on January 1, 2020 in respect of the pro forma condensed combined statement of operations, or Pro Forma Statement of Operations, and as if it had occurred on March 31, 2021 in respect of the unaudited pro forma condensed combined balance sheet, or Pro Forma Balance Sheet. The Pro Forma Financial Information has been developed from and should be read in conjunction with Jazz’s and GW’s audited consolidated financial statements and related notes as of and for the year ended December 31, 2020, and Jazz’s and GW’s unaudited condensed consolidated financial statements and related notes as of and for the three months ended March 31, 2021.

Jazz’s consolidated balance sheet and statement of income information as of and for the three months ended March 31, 2021 was derived from its unaudited condensed consolidated financial statements for the three-month period ended March 31, 2021 included in the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the Securities and Exchange Commission. Jazz’s consolidated statement of income information for the year ended December 31, 2020 was derived from its audited consolidated financial statements for the year ended December 31, 2020 included in the Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

GW’s consolidated balance sheet and statement of operations information as of and for the three months ended March 31, 2021 was derived from its unaudited condensed consolidated financial statements for the three-month period ended March 31, 2021 included in Exhibit 99.3 to the current report on Form 8-K/A, or the Jazz Form 8-K/A, to which these unaudited pro forma condensed combined financial statements are attached as Exhibit 99.4. GW’s consolidated statement of operations information for the year ended December 31, 2020 was derived from its audited consolidated financial statements for the year ended December 31, 2020 included in Exhibit 99.2 to the Jazz Form 8-K/A.

The pro forma adjustments related to the Acquisition and related financing arrangements include:

•

a cash payment of $6.3 billion to GW shareholders in respect of American Depositary Shares issued by the depositary in respect of GW, or GW ADSs, and a cash payment of $267.5 million (inclusive of payroll taxes) to settle GW share options that became exercisable on closing of the Acquisition;

•

the issuance of approximately 3.8 million Jazz ordinary shares, par value $0.0001 per share, or Jazz Ordinary Shares, valued at $608.5 million, to GW shareholders in respect of GW ADSs and the issuance of Jazz share options in exchange for GW share options attributable to pre-combination service valued at $3.6 million;

•	the borrowings comprised of the Term Loan and the Notes, each further described in Note 5;

•	the payment of $575.9 million to repay the term loan outstanding under the Existing Credit Agreement, or the Existing Term Loan; and

•	the impact of fair value adjustments to the underlying assets and liabilities of GW.

The Acquisition will be accounted for as a business combination using the acquisition method of accounting in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification Topic 805, Business Combinations, or ASC 805. Jazz will be treated as the acquiring entity for accounting purposes, and accordingly, the GW assets acquired and liabilities assumed have been adjusted based on preliminary estimates of fair value, which are subject to change. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill.

The unaudited pro forma adjustments are based upon a preliminary valuation and available information and certain assumptions that Jazz believes to be reasonable, which are subject to change. The Pro Forma Financial Information is presented for informational purposes only, it does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined entity would have been had the Acquisition occurred on the dates indicated, nor is it necessarily indicative of the combined financial position or results of operations that would have been realized had the Acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the completion of the Acquisition. The Pro Forma Financial Information is based on Jazz’s accounting policies.

The Pro Forma Financial Information does not reflect any adjustment for liabilities or related costs of any integration and similar activities, or benefits, including potential synergies that may be derived in future periods, from the Acquisition.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2021

	Historical Jazz	Historical GW	Transaction accounting adjustments						Total Unaudited Pro Forma Combined
(in thousands)			PPA(4)		Financing(5)		Other(6)
				Notes		Notes		Notes
ASSETS
Current assets:
Cash and cash equivalents	$2,097,533	$458,101	$(6,243,690)	4(i)	$4,611,730	5(i), 5(ii), 5(iii)	$(184,065)	6(i), 6(ii)	$739,609
Investments	335,000	—	(335,000)	4(i)	—		—		—
Accounts receivable, net of allowances	413,976	84,947	—		—		—		498,923
Inventories	115,475	137,627	1,062,627	4(vi)	—		—		1,315,729
Prepaid expenses	57,185	38,058	7,257	4(vii)	—		—		102,500
Other current assets	147,727	—	—		—		—		147,727

Total current assets	3,166,896	718,733	(5,508,806)		4,611,730		(184,065)		2,804,488

Property, plant and equipment, net	123,863	149,591	—		—		—		273,454
Operating lease assets	125,738	24,036	—		—		—		149,774
Intangible assets, net	2,108,046	5,271	5,634,729	4(v)	—		—		7,748,046
Goodwill	938,398	6,959	842,087	4(iv)	—		79,957	6(ii)	1,867,401
Deferred tax assets, net	258,454	20,775	14,958	4(vii)	—		—		294,187
Deferred financing costs	4,724	—	—		9,389	5(i), 5(ii)	—		14,113
Other non-current assets	30,351	8,978	—		—		—		39,329

Total assets	$6,756,470	$934,343	$982,968		$4,621,119		$(104,108)		$13,190,792

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$77,738	$16,672	$—		$—		$—		$94,410
Accrued liabilities	374,035	136,101	—		—		—		510,136
Current portion of long-term debt	248,613	—	—		(10,137)	5(iii)	—		238,476
Income taxes payable	49,334	420	—		—		(3,278)	6(ii)	46,476
Deferred revenue	2,373	—	—		—		—		2,373
Other current liabilities	—	7,053	—		—		—		7,053

Total current liabilities	752,093	160,246	—		(10,137)		(3,278)		898,924

Deferred revenue, non-current	1,852	—	—		—		—		1,852
Long-term debt, less current portion	1,853,033	—	—		4,634,969	5(iv)	—		6,488,002
Finance lease liabilities	—	5,413	—		—		—		5,413
Operating lease liabilities, less current portion	136,020	21,373	—		—		—		157,393
Deferred tax liabilities, net	109,915	—	1,104,692	4(vii)	—		—		1,214,607
Other non-current liabilities	105,868	10,938	2,638	4(vii)	—		—		119,444

Total liabilities	2,958,781	197,970	1,107,330		4,624,832		(3,278)		8,885,635

Shareholder’s equity
Ordinary shares	6	583	(583)		—		—		6
Non-voting euro deferred shares	55	—	—		—		—		55
Capital redemption reserve	472	—	—		—		—		472
Additional paid-in capital	2,694,858	1,702,578	(1,154,871)	4(ii), 4(iii)	—		64,304	6(iv)	3,306,869
Accumulated other comprehensive loss	(179,428)	(51,024)	51,024		—		—		(179,428)
Retained earnings	1,281,726	(915,764)	980,068		(3,713)	5(ii)	(165,134)	6(ii), 6(iv)	1,177,183
Total shareholders’ equity	3,797,689	736,373	(124,362)		(3,713)		(100,830)		4,305,157

Total liabilities and shareholder’s equity	$6,756,470	$934,343	$982,968		$4,621,119		$(104,108)		$13,190,792

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2020

(in thousands, except per share amounts)

	Historical Jazz	Historical GW	Reclassifications(3)	Transaction accounting adjustments						Total Unaudited Pro Forma Combined
				PPA(4)		Financing(5)		Other(6)
					Notes		Notes		Notes
Revenues:
Product sales, net	$2,346,660	$526,830	$—	$—		$—		$—		$2,873,490
Royalties and contract revenues	16,907	—	—	—		—		—		16,907
Other revenue	—	375	—	—		—		—		375

Total revenues	2,363,567	527,205	—	—		—		—		2,890,772

Operating expenses:
Cost of product sales (excluding amortization of acquired developed technologies)	148,917	37,531	—	306,023	4(vi)	—		5,878	6(iii), 6(iv)	498,349
Selling, general and administrative	854,233	336,043	(1,177)	—		—		313,203	6(ii), 6(iii), 6(iv)	1,502,302
Research and development	335,375	205,396	—	—		—		34,405	6(iii), 6(iv)	575,176
Intangible asset amortization	259,580	—	1,177	464,606	4(v)	—		—		725,363
Impairment charges	136,139	—	—	—		—		—		136,139
Acquired in-process research and development	251,250	—	—	—		—		—		251,250

Total operating expenses	1,985,494	578,970	—	770,629		—		353,486		3,688,579

Total income from operations	378,073	(51,765)	—	(770,629)		—		(353,486)		(797,807)
Interest income	—	1,814	(1,814)	—		—		—		—
Interest expense, net	(99,707)	(1,121)	1,814	—		(228,855)	5(v)	—		(327,869)
Foreign exchange loss	(3,271)	(3,974)	—	—		—		—		(7,245)

Income (loss) before income tax provision	275,095	(55,046)	—	(770,629)		(228,855)		(353,486)		(1,132,921)

Income tax provision (benefit)	33,517	3,082	—	(149,671)	4(v), 4(vi)	(50,243)	5(vi)	(28,122)	6(ii), 6(iii), 6(iv)	(191,437)
Equity in loss of investees	2,962	—	—	—		—		—		2,962

Net income (loss)	$238,616	$(58,128)	$—	$(620,958)		$(178,612)		$(325,364)		$(944,446)

Net income (loss) per ordinary share:
Basic EPS	$4.28									$(15.87)

Diluted EPS	$4.22									$(15.87)

Weighted-average ordinary shares used in per share calculation - basic (Note 7)	55,712									59,510

Weighted-average ordinary shares used in per share calculation - diluted (Note 7)	56,517									59,510

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the three months ended March 31, 2021

(in thousands, except per share amounts)

	Historical Jazz	Historical GW	Reclassifications(3)	Transaction accounting adjustments								Total Unaudited Pro Forma Combined
				PPA(4)		Financing(5)			Other(6)
					Notes		Notes			Notes
Revenues:
Product sales, net	$603,531	$152,443	$—	$—		$—			$—			$755,974
Royalties and contract revenues	4,050	—	—	—		—			—			4,050
Other revenue	—	23	—	—		—			—			23

Total revenues	607,581	152,466	—	—		—			—			760,047

Operating expenses:
Cost of product sales (excluding amortization of acquired developed technologies)	40,189	11,807	—	79,418	4(vi)	—			392	6	(iv)	131,806
Selling, general and administrative	260,508	101,052	(345)	—		—			3,436	6	(iv)	364,651
Research and development	76,573	60,634	—	—		—			1,637	6	(iv)	138,844
Intangible asset amortization	68,192	—	345	116,101	4(v)	—			—			184,638

Total operating expenses	445,462	173,493	—	195,519		—			5,465			819,939

Total income from operations	162,119	(21,027)	—	(195,519)		—			(5,465)			(59,892)
Interest income	—	146	(146)	—		—			—			—
Interest expense, net	(27,376)	(286)	146	—		(57,922)	5	(v)	—			(85,438)
Foreign exchange gain (loss)	943	(573)	—	—		—			—			370

Income (loss) before income tax provision	135,686	(21,740)	—	(195,519)		(57,922)			(5,465)			(144,960)

Income tax provision (benefit)	18,019	(2,063)	—	(37,148)	4(v), 4(vi)	(9,197)	5	(vi)	(1,200)	6	(iv)	(31,589)
Equity in gain of investees	(4,165)	—	—	—		—			—			(4,165)

Net income (loss)	$121,832	$(19,677)	$—	$(158,371)		$(48,725)			$(4,265)			$(109,206)

Net income (loss) per ordinary share:
Basic EPS	$2.16											$(1.81)

Diluted EPS	$2.09											$(1.81)

Weighted-average ordinary shares used in per share calculation - basic (Note 7)	56,468											60,266

Weighted-average ordinary shares used in per share calculation - diluted (Note 7)	58,393											60,266

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of the Acquisition

On February 3, 2021, Jazz entered into the Transaction Agreement with GW and Bidco that provided for the acquisition of the entire issued and to be issued share capital of GW by Bidco (and/or, at Bidco’s election, Jazz and/or the DR Nominee (as defined in the Transaction Agreement)). On May 5, 2021, the transaction was consummated pursuant to the Transaction Agreement and, as a result, GW became an indirect wholly owned subsidiary of Jazz.

Under the Transaction Agreement, at the effective time of the Scheme, or the Effective Time, all Scheme Shares (as defined in the Scheme) were transferred to Bidco (and/or, at Bidco’s election, Jazz and/or the DR Nominee), and the Share Scheme holders became entitled to receive for each Scheme Share (as defined in the Scheme) held by them at such time an amount equal to $16.662/3 in cash plus 0.010030 ordinary shares, or Share Deliverable, nominal value $0.0001 per share, of Jazz, or Jazz Ordinary Shares. In addition, because each GW ADS represented a beneficial interest in 12 Scheme Shares held by such depositary, holders of GW ADSs became entitled under such depositary arrangements to receive, for each GW ADS, 12 times the foregoing cash and share amounts, or (1) an amount equal to $200 in cash (less (a) a $0.05 per GW ADS cancellation fee, (b) a $0.05 per GW ADS distribution fee, (c) any other fees and expenses payable by such holders pursuant to the terms of the deposit agreement, dated as of May 7, 2013 (as amended), by and among the GW, Citibank, N.A., as depositary, and all holders and beneficial owners of GW ADSs issued thereunder and (d) any applicable withholding taxes), or per ADS Cash Consideration and (2) an amount of Jazz Ordinary Shares equal to 12 times the Share Deliverable. Scheme Shareholders and holders of GW ADSs became entitled to receive cash in lieu of any fractional Jazz Ordinary Shares to which they would have otherwise been entitled to in accordance with the Scheme, or per ADS Share deliverable. In connection with the Transaction, 3,798,105 Jazz Ordinary Shares were issued to such Scheme Shareholders.

In addition, from the Effective Time, all options to purchase GW ADSs or GW Ordinary Shares, as applicable, or GW Options, that were then held by GW employees (other than those GW Options granted in 2021, or 2021 Options) and GW non-employee members of the GW board of directors, vested, (with any performance goals deemed fully satisfied as of the Effective Time) exercised automatically and were cash-settled. Each 2021 Option vested, exercised automatically and was cash-settled as to one-third of the grant at the Effective Time. With respect to the GW Options and one-third of the 2021 Options, the holders received, in full satisfaction of their rights in respect of such share options, total cash consideration of $250.5 million.

The remaining two-thirds of the 2021 Options converted into an option to acquire Jazz Ordinary Shares, or Jazz Options (with any performance goals deemed fully satisfied as of the Effective Time and, therefore, converting into time vesting Jazz Options), half of which will vest on the first anniversary of the original grant date and half of which will vest on the second anniversary of the original grant date, subject to accelerated vesting in connection with qualifying terminations of employment. The number of Jazz Ordinary Shares subject to each converted Jazz Option was determined by multiplying the number of GW ADSs subject to the 2021 Option by an exchange ratio of 1.323934, calculated in accordance with the Transaction Agreement, and the option exercise price of any converted Jazz Option was determined by dividing the 2021 Option exercise price by the same exchange ratio.

Jazz used the proceeds from the Term Loan and the Notes to partially fund the cash payable under the Acquisition.

2.	Basis of presentation

The Pro Forma Financial Information set forth herein is based upon Jazz’s historical consolidated financial statements and GW’s historical consolidated financial statements. The Pro Forma Financial Information has been prepared to illustrate the effects of the Acquisition, including the financing arrangements effected to partially fund the Acquisition, as if it had occurred on January 1, 2020 in respect of the Pro Forma Statement of Operations, and as if it had occurred on March 31, 2021 in respect of the Pro Forma Balance Sheet.

The Pro Forma Financial Information is presented for informational purposes only, it does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined entity would have been had the Acquisition occurred on the dates indicated, nor is it necessarily indicative of the combined company’s financial position or results of operations that would have been realized had the Acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the completion of the Acquisition.

The transaction will be accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805. Jazz will be treated as the accounting acquirer, and accordingly, the GW assets acquired and liabilities assumed have been adjusted based on preliminary estimates of fair value, which are subject to change. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill.

Jazz’s and GW’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP.

The estimated income tax impacts of the pre-tax adjustments that are reflected in the Pro Forma Financial Information are calculated using an estimated blended statutory rate, which is based on preliminary assumptions related to the jurisdictions in which the income (expense) adjustments will be recorded. The estimated blended statutory rate and the effective tax rate of the combined company could be significantly different depending on the post-acquisition activities and geographical mix of profit before taxes.

3.	Reclassifications

The classification of certain items presented by GW has been modified in order to align with the presentation used by Jazz. Modifications to GW’s historical consolidated statement of operations presentation include:

•

Separate presentation of intangible asset amortization totaling $1.2 million and $0.3 million previously included within selling, general and administrative expenses for the year ended December 31, 2020 and the three months ended March 31, 2021, respectively.

•	Presentation of interest income totaling $1.8 million and $0.1 million within interest expense, net for the year ended December 31, 2020 and the three months ended March 31, 2021, respectively.

4.	Purchase price allocation

The transaction will be accounted for as a business combination using the acquisition method of accounting in accordance with U.S. GAAP. Under this method, the GW assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value. In accordance with U.S. GAAP, Jazz measures fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The purchase price allocation, or PPA, in this Pro Forma Financial information is based upon the value of the consideration transferred as of May 5, 2021.

The purchase price is calculated as follows (all amounts in thousands except ADS and per GW ADS amounts):

GW ADS outstanding May 5, 2021	31,556,200
Cash consideration per GW ADS	$200
Equity consideration per GW ADS	$20

Total cash consideration to GW ADS holders	$6,311,240	(i)
Cash consideration to GW share option holders	267,450	(i)

Total cash consideration	6,578,690
Equity consideration to GW ADS holders	608,456	(ii)
Consideration related to replacement share option pre-combination service	3,555	(iii)

Total equity consideration	612,011

Total purchase consideration	$7,190,701

i.

The total cash consideration was calculated based on the GW ADSs outstanding as of May 5, 2021, and the cash consideration due to holders of $200 per GW ADS plus the cash outflow to GW share option holders that was paid via payroll together with related payroll taxes. Jazz utilized proceeds from the maturity of short-term deposits, classified as investments on its balance sheet as of March 31, 2021, to partially fund the total cash consideration.

ii.

3.8 million Jazz Ordinary Shares were issued to satisfy the ADS Share Deliverable. The closing price of Jazz Ordinary Shares on May 4, 2021 ($160.20) was used to determine the fair value of this equity consideration because the closing of the Acquisition on May 5, 2021 occurred prior to the opening of regular trading.

iii.

A portion of the fair value of the 2021 Options that were converted to Jazz Options and will vest over a period equal to two years from the original grant date was also included within the total equity consideration. The portion of the fair value of GW’s equity awards attributable to pre-combination service that was assumed by Jazz upon completion of the Acquisition amounted to $3.6 million (see note 6 (iv)).

The acquisition consideration for pro forma purposes represents the total purchase consideration at the closing of the Acquisition of $7.2 billion. Under the acquisition method of accounting, identifiable assets and liabilities of GW, including identifiable intangible assets, were recorded based on their estimated fair values as of the Closing Date.

The fair value of the net assets acquired, assuming the acquisition of GW had closed on March 31, 2021 are as follows (in thousands):

	Estimated fair values of assets acquired and liabilities assumed
Cash and cash equivalents	$378,144
Accounts receivable	84,947
Inventory	1,200,254	(vi)
Prepaid expenses	45,315
Property, plant and equipment	149,591
Intangible assets	5,640,0008	(v)
Goodwill	929,003	(iv)
Deferred tax assets/liabilities	(1,068,959	) (vii)
Other assets/liabilities	(167,594)

Total purchase consideration	$7,190,701

Generally, changes to the initial estimates of the fair value of the assets acquired and liabilities assumed within a one-year measurement period from the acquisition date will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill, which could be material. Except as discussed below, the carrying value of GW’s assets and liabilities are considered to approximate their fair values.

iv.

The goodwill balance arising from the Acquisition is estimated to be $929.0 million. The goodwill has been calculated as the excess of the purchase consideration of $7.2 billion over the fair value of the net assets acquired of $6.3 billion.

v.

The fair value of GW’s intangible assets is estimated to be $5,640.0 million. The intangible assets include acquired developed technologies, primarily related to Epidiolex®, and in-process research and development, or IPR&D, for which the preliminary fair value estimates have been determined using the income approach.

The fair value and weighted average estimated useful life of identifiable intangible assets are estimated as follows (in thousands):

	Fair Value	Weighted average estimated useful life (in years)	Annual Amortization
Acquired developed technologies	$5,480,000	12	$465,783
IPR&D	160,000	Not amortized	—

Total acquired identifiable intangible assets	5,640,000		465,783
Less: GW’s historical net book value of intangible assets	(5,271)

Adjustment to intangible assets, net	$5,634,729

Based on the estimated respective fair values of identified intangible assets and the weighted average estimated useful lives, an adjustment to amortization expense of $464.6 million and $116.1 million has been included in the Pro Forma Statement of Operations for the year ended December 31, 2020 and the three months ended March 31, 2021, respectively, being the annual amortization charge (or portion of the annual amortization charge for the three months ended March 31, 2021) above less $1.2 million and $0.3 million amortization of intangible assets expensed by GW in the year ended December 31, 2020 and the three months ended March 31, 2021, respectively. The related estimated net decrease to income tax expense for the Pro Forma Statement of Operations is $88.3 million and $22.0 million for the year ended December 31, 2020 and the three months ended March 31, 2021, respectively. This adjustment will recur for the life of the underlying assets.

vi.

The fair value of GW’s inventory, which includes raw materials, work in progress and finished goods, is estimated to be $1,200.3 million, which represents an uplift of $1,062.6 million on the book value of $137.6 million. The fair value adjustment relates only to work in progress and finished goods. The inventory was valued at estimated selling price less the estimated costs to be incurred to complete (in the case of work in progress) and sell the inventory, the associated margins on these activities and holding costs. The step up in the fair value of inventory is expected to increase cost of goods sold in the twelve-month period post-close and subsequent three-month period by $306.0 million and $79.4 million, respectively, as the inventory is sold. The related estimated net decrease to income tax expense for the Pro Forma Statement of Operations is $61.4 million and $15.1 million for the year ended December 31, 2020 and the three months ended March 31, 2021, respectively. The remaining step up in the fair value of inventory is expected to increase cost of goods sold in subsequent periods as the inventory is sold.

vii.

The deferred and current income tax impact of acquisition accounting adjustments primarily relates to the estimated fair value of the net deferred tax liability of $1,069.0 million, which represents an adjustment of $1,089.7 million. This adjustment comprises of $1,070.6 million in relation to the fair value uplift on intangible assets and $205.2 million in relation to the fair value uplift on inventory, offset by acquired net operating losses and temporary differences. The tax impact of acquisition accounting also includes a prepaid tax asset of $7.3 million related to tax credits available to offset future tax liabilities and a reserve established for uncertain tax positions of $2.6 million.

5.	Financing

Jazz used the net proceeds from the Term Loan and the Notes, together with cash on hand, to fund the cash consideration payable in connection with the Acquisition, the refinancing of certain of our indebtedness and fees and expenses in connection with the Acquisition. Details of borrowings under the Credit Agreement and the Notes are as follows:

•	a seven-year $3.1 billion Dollar Term Loan and a seven-year €625.0 million Euro Term Loan ($750.0 million equivalent);

•	the Notes with an initial aggregate principal amount of $1.5 billion which will mature in 2029; and

•	a five-year $500.0 million Revolving Credit Facility. The Revolving Credit Facility was undrawn at the closing of the Acquisition.

Current and non-current interest bearing loans and borrowings have been adjusted as follows based on the sources of funding described above (in thousands):

	Financing Adjustments
Proceeds from the Dollar Term Loan	$3,100,000
Proceeds from the Euro Term Loan	750,000
Proceeds from the Notes	1,500,000

Total sources of funding	5,350,000
Debt issuance costs	(151,544	) (i)

Total sources of funding, net of debt issuance costs	5,198,456
Repayment of Existing Term Loan	(575,921)
Elimination of historical Jazz unamortized debt issuance costs	2,297	(ii)

Net change in debt	$4,624,832

Presented as:
Current portion of debt adjustment	$(10,137	) (iii)
Non-current portion of debt adjustment	$4,634,969	(iv)

i.

In relation to the Term Loan, the Notes and the Revolving Credit Facility, total estimated debt issuance costs amount to $122.8 million, $28.7 million and $10.8 million, respectively. None of these costs were included in the Jazz balance sheet at March 31, 2021. The debt issuance costs associated with the Term Loan and the Notes were capitalized and presented net within debt on issuance. The debt issuance costs associated with the Revolving Credit Facility were capitalized and presented within deferred financing costs.

ii.

Jazz’s unamortized debt issuance costs related to the Existing Term Loan and the undrawn revolving credit facility under the Existing Credit Agreement, or the Existing Revolving Credit Facility, at March 31, 2021 were $2.3 million and $4.6 million, respectively. The unamortized costs of $2.3 million relating to the Existing Term Loan was treated as a loss on extinguishment of debt and $1.4 million of the unamortized costs relating to the undrawn Existing Revolving Credit Facility was treated as a loss on modification of debt, both were eliminated in the Pro Forma Financial Information. The remaining $3.2 million of unamortized costs relating to the Existing Revolving Credit Facility is included as a modification and is within deferred financing costs at March 31, 2021 and will be amortized in line with the new Revolving Credit Facility.

iii.

The current portion of the debt adjustment is comprised of the proceeds from the Term Loan that will be due to be repaid within the first 12 months after issuance, offset by the current portion of the Existing Term Loan, which was $33.4 million at March 31, 2021.

iv.

The non-current portion of the debt adjustment is comprised of the proceeds of the Term Loan that will be due to be repaid after the first 12 months after issuance and the Notes, net of debt issuance costs, offset by the non-current portion of the Existing Term Loan, which was $542.5 million at March 31, 2021.

v.

The interest rate on the Term Loan and the Notes is disclosed below. A hypothetical change in the weighted-average interest rate of 12.5 basis points on floating rate debt would increase or decrease total interest expense related to the variable-rate financing for the Pro Forma Statement of Operations by approximately $4.8 million. In addition to incremental cash interest charges, Jazz has also recorded a pro forma adjustment for debt issuance cost amortization for each facility, which will be deferred and amortized over the duration of the borrowings.

Total interest expense adjustment is as follows (in thousands, except for the interest rate):

	Average principal	Interest rate*	Interest expense for year ended December 31, 2020	Interest expense for three months ended March 31, 2021
The Dollar Term Loan	$3,100,000	4.000%	$123,613	$30,716
The Euro Term Loan	750,000	4.390%	32,925	8,231
The Notes	1,500,000	4.375%	65,625	16,406
Elimination of interest on Existing Term Loan			(12,357)	(2,195)
Elimination of interest on Existing Revolving Credit Facility			(1,581)	—
Debt issuance cost amortization:
The Dollar Term Loan			12,765	3,534
The Euro Term Loan			2,936	830
The Notes			3,054	924
Revolving Credit Facility (including commitment fee)			5,287	1,322
Elimination of deferred financing cost amortization and loss on extinguishment on Existing Term Loan			1,189	(276)
Elimination of deferred financing cost amortization, commitment fee and loss on modification on Existing Revolving Credit Facility			(4,601)	(1,570)

Total interest expense adjustment			$228,855	$57,922

*	Interest rate in effect as of June 30, 2021

vi.

The related estimated net decrease to income tax expense for the Pro Forma Statement of Operations is $50.2 million and $9.2 million for the year ended December 31, 2020 and the three months ended March 31, 2021, respectively.

6.	Other transaction accounting adjustments

i.

It has been estimated that total transaction and related costs of $209.3 million will be incurred collectively by Jazz and GW in connection with the transaction, these have been presented in the Pro Forma Statement of Operations within selling, general and administrative expenses. These costs include advisory, legal, valuation and other professional fees, and a six year prepaid “tail policy” for directors’ and officers’ insurance, of which $25.2 million was incurred during the three months ended March 31, 2021. These costs will not have a continuing impact on the results of the combined company.

ii.

The total estimated transaction and related costs of $209.3 million are attributable as follows: Jazz $112.4 million and GW $96.9 million, of which $8.3 million and $16.9 million, respectively, were incurred as of March 31, 2021. Therefore, an adjustment of $100.8 million related to the Jazz costs (net of an estimated tax benefit of $3.3 million) has been presented in the Pro Forma Balance Sheet as a reduction to cash and cash equivalents and income taxes payable with a corresponding reduction to retained earnings to represent the estimated future charge. An adjustment of $80.0 million related to the GW costs has been presented in the Pro Forma Balance Sheet as a reduction to cash and cash equivalents with a corresponding increase to goodwill as these transaction costs will reduce GW’s retained earnings prior to the consummation of the Acquisition.

iii.

In order to retain and incentivize certain of GW’s executives through the closing of the transaction and during an important integration period thereafter, GW agreed that the executive officers would be eligible to receive incentive bonuses totaling $17.9 million (including applicable employer taxes of approximately $0.3 million). The transition incentive bonuses will be payable in a lump sum within 30 days following December 31, 2021 subject to the executive’s continued employment with Jazz, or, if earlier, within 30 days following the executive’s death, permanent disability or a qualifying termination under the applicable GW severance plan and the executive’s applicable participation agreement, subject to the execution of a release of claims against GW. Jazz expects that the employment of certain executives will be terminated at or near the end of the integration period subject to the continued employment with Jazz through the date of termination. The aggregate value of the cash severance payments GW’s executive officers will receive is $8.9 million (including applicable employer taxes of approximately $0.1 million), based on compensation and benefit levels in effect as of the closing of the Acquisition. In addition Jazz expects to pay retention bonuses to certain key employees in order to further assist in the integration efforts following the Closing Date. The majority of these retention payments will be payable one year from the Closing Date and the total estimated payment is approximately $24.8 million (including applicable employer taxes of approximately $1.6 million). An adjustment of $1.1 million, $42.3 million and $8.2 million is reflected in cost of product sales, selling, general and administrative and research and development costs, respectively, in the Pro Forma Statement of Operations for the twelve months ended December 31, 2020 with a corresponding income tax impact of $2.3 million. These costs will not have a continuing impact on the results of the combined company.

iv.	Upon closing of the Acquisition, each outstanding GW Option and one-third of the 2021 Options, to the extent unvested, was deemed to be fully vested and was exercised automatically and cash-settled.

The remaining two-thirds of the 2021 Options ceased to represent a right to acquire the GW ADSs and was converted automatically into an option to acquire a Jazz Option, half of which will vest on the first anniversary of the original grant date and half of which will vest on the second anniversary of the original grant date, subject to accelerated vesting in connection with qualifying terminations of employment. For further information on the number of 2021 Options converted to Jazz Options please refer to Note 1.

As the GW Options and one-third of the 2021 Options that were exercised automatically on close of the Acquisition were subject to a preexisting change in control provision, the amount of the cash settlement totaling $250.5 million, which equals the fair value of the option, has been included as part of the consideration transferred to GW. The consideration transferred also includes the related payroll tax liability totaling $17.0 million that became due and payable upon consummation of the Acquisition as a result of the preexisting change in control provision. The adjustment is reflected as a decrease to cash and cash equivalents and a corresponding increase to goodwill.

For the 2021 Options that converted to Jazz Options, the portion of the awards that has been included as part of the consideration transferred totaling $3.6 million has been determined by multiplying the fair value of the award by the requisite service period that elapsed prior to the Acquisition divided by the total service period. The adjustment is reflected as an increase in goodwill and a corresponding increase in additional paid-in-capital. The estimated portion of the Jazz Options attributable to post-combination services will result in additional compensation expense of $54.1 million as the future services are provided. An adjustment of $1.6 million, $26.9 million and $8.0 million is reflected in cost of product sales, selling, general and administrative and research and development costs, respectively, for the portion of this additional compensation expense that will be recorded over the first 12 months subsequent to the Acquisition. An adjustment of $0.4 million, $3.4 million and $1.6 million is reflected in cost of product sales, selling, general and administrative and research and development costs, respectively, for the portion of this additional compensation expense that will be recorded over the following three months following the first 12 months subsequent to the Acquisition. The related estimated net decrease to income tax expense for the Pro Forma Statement of Operations is $5.6 million and $1.2 million for the year ended December 31, 2020 and three months ended March 31, 2021, respectively. This adjustment will not have a continuing impact on the combined company once the post-combination service period has elapsed.

Additionally, due to the preexisting change in control provision discussed above, GW recorded an additional $81.3 million of previously unrecognized compensation cost related to original awards outstanding prior to the consummation of the Acquisition due to the reduction in the requisite service period upon the change in control. An adjustment of $3.2 million, $59.9 million and $18.2 million is reflected in cost of product sales, selling, general and administrative and research and development costs, respectively, in the Pro Forma Statement of Operations for the year ended December 31, 2020 with a corresponding income tax impact of $17.0 million. These costs will not have a continuing impact on the results of the combined company. The net cost has been shown as an increase to additional paid-in-capital and a corresponding decrease to retained earnings in the Pro Forma Balance Sheet.

7.	Loss per share

The weighted average number of Jazz Ordinary Shares used in computing basic loss per share has been calculated using the weighted average number of Jazz Ordinary Shares issued and outstanding during the applicable periods and the 3.8 million Jazz Ordinary Shares issued to GW ADS holders on the Closing Date. For the year ended December 31, 2020, the Jazz pro forma basic loss per share was calculated using 59.5 million weighted average shares, which reflects the 55.7 million weighted average of Jazz Ordinary Shares issued and outstanding for the period and the 3.8 million Jazz Ordinary Shares issued to GW ADS holders on the Closing Date. For the three months ended March 31, 2021, the Jazz pro forma basic loss per share was calculated using 60.3 million weighted average shares, which reflects the 56.5 million weighted average of Jazz Ordinary Shares issued and outstanding for the period and the 3.8 million Jazz Ordinary Shares issued to GW ADS holders on the Closing Date. As Jazz is in a net loss position on a pro forma basis and all potentially dilutive securities of Jazz are anti-dilutive, the diluted loss per share is equal to the basic loss per share.